EXECUTIVE OFFICER
RESTRICTED STOCK UNIT AGREEMENT

Grant Date: [●]
Participant: [●]
Number of Restricted Stock Units Granted: [●]

THIS EXECUTIVE OFFICER RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is entered into effective as of the date set forth above (the “Grant Date”) by and between Herc Holdings Inc., a Delaware corporation (the “Company”), and the participant identified above (the “Participant”) pursuant to the Company’s 2018 Omnibus Incentive Plan (as amended from time to time, the “Plan”). The electronic acceptance of this Agreement is incorporated herein by reference.

1.Grant and Acceptance of Restricted Stock Units. The Company hereby evidences and confirms its grant to the Participant, effective as of the Grant Date, of the number of restricted stock units (the “Restricted Stock Units”) set forth above and which shall be subject to the terms and conditions of the Plan and this Agreement. The Participant must accept this Award within ninety (90) days after notification that the Award is available for acceptance and in accordance with the instructions provided by the Company. The Award may be rescinded upon the action of the Company, in its sole discretion, if the Award is not accepted within ninety (90) days after notification is sent to the Participant indicating availability for acceptance.

This Agreement is subordinate to, and the terms and conditions of the Restricted Stock Units granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall govern. Any capitalized terms used herein without definition shall have the meanings set forth in the Plan.

2.	Vesting of Restricted Stock Units.

(a)    Generally. Except as otherwise provided in this Section 2, [ ] of the Restricted Stock Units shall become vested on each of the [ ] anniversaries of the Grant Date (each, a “Vesting Date”), subject to the continued employment of the Participant by the Company or any Subsidiary thereof through the applicable Vesting Date.

(b)	Termination of Employment.

(i)    Death or Disability. If the Participant’s employment is terminated due to death or Disability, all outstanding Restricted Stock Units shall become immediately vested upon such termination. Such Restricted Stock Units shall be settled as provided in Section 3.

(ii)    Retirement or Involuntary Termination by the Company, not for Cause. If the Participant’s employment is terminated due to Retirement or involuntary termination by the Company, not for Cause, the Restricted Stock Units shall become vested with respect to one-third of the number of Restricted Stock Units granted multiplied by a fraction, the numerator of which is the number of full completed months elapsed since either (A) the Grant Date, or (B) if the first anniversary of the Grant Date has occurred, then the Vesting Date immediately preceding such termination, and the denominator of which is 12. Such Restricted Stock Units shall be settled as provided in Section 3. Any Restricted Stock Units that remain unvested after giving effect to the preceding sentences shall immediately be forfeited and canceled effective as of the date of the Participant’s termination.

(iii)    Any Other Reason. If the Participant’s employment terminates (whether by the Participant or by the Company or a Subsidiary) for any reason other than death or Disability, and subject to acceleration pursuant to Section 2(b)(ii) and Section 2(c), any outstanding Restricted Stock Units shall immediately be forfeited and canceled effective as of the date of the Participant’s termination.

(c)	Change in Control.

(i)    Except to the extent that the Participant holds an Alternative Award following a Change in Control, in accordance with Section 2(c)(ii) of this Agreement and Section 9.2 of the Plan, any outstanding Restricted Stock Units shall become fully vested immediately prior to such Change in Control and the Restricted Stock Units shall be settled as set forth in Section 3.

(ii)    Notwithstanding Section 2(c)(i), no cancellation, termination, vesting or settlement or other payment shall occur with respect to the Restricted Stock Units if the Committee (as constituted immediately prior to the Change in Control) reasonably determines, in good faith, prior to the Change in Control that the Restricted Stock Units shall be honored or assumed or new rights substituted therefor by an Alternative Award, in accordance with the terms of Section 9.2 of the Plan, including the requirement therein that the Restricted Stock Units shall become fully vested if the Participant’s employment is terminated involuntarily by the Company or its successor without Cause within two years following the Change in Control, and such Restricted Stock Units shall be settled as set forth in Section 3.

(d)    Committee Discretion. Notwithstanding anything contained in this Agreement to the contrary, and subject to Section 7(g) of this Agreement and Section 11.7 of the Plan, the Committee, in its sole discretion, may accelerate the vesting with respect to any Restricted Stock Units under this Agreement, at such times and upon such terms and conditions as the Committee shall determine.

3.Settlement. Subject to the following sentence, within 30 days after any Restricted Stock Units become vested, the Company shall issue to the Participant one share of Common Stock underlying each such vested Restricted Stock Unit. Notwithstanding the preceding sentence, if

Restricted Stock Units held by a Retirement-eligible Participant become vested as a result of a Change in Control and either (i) the Change in Control does not qualify as a “change in the ownership or effective control” of the Company or “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code or (ii) the Restricted Stock Units cannot be settled at such time because the Company does not terminate all deferred compensation plans that are aggregated with the Restricted Stock Units under Section 409A of the Code, then the Company shall not settle such Restricted Stock Units (or any cash payments made with respect thereto) until the 30th day following the earlier of (A) the Participant’s termination of employment and (B) the originally scheduled Vesting Date of such Restricted Stock Units. For the avoidance of doubt, the preceding two sentences are subject to Section 7(g) of this Agreement and Section 11.7 of the Plan. Upon issuance, such shares of Common Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable law, this Agreement and any other agreement to which such shares are subject. The Participant’s settlement rights pursuant to this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

4.Forfeiture. Notwithstanding anything in the Plan or this Agreement to the contrary, if, during the Covered Period, as defined in Section 4.6 of the Plan, the Participant engages in Wrongful Conduct, then any outstanding Restricted Stock Units shall automatically terminate and be canceled effective as of the date on which the Participant first engaged in such Wrongful Conduct. If the Participant engages in Wrongful Conduct or if the Participant’s employment is terminated for Cause, the Participant shall pay to the Company in cash any Restriction-Based Financial Gain the Participant realized from the vesting of any Restricted Stock Units having a Vesting Date within the Wrongful Conduct Period. By entering into this Agreement, the Participant hereby consents to and authorizes the Company and the Subsidiaries to deduct from any amounts payable by such entities to the Participant any amounts the Participant owes to the Company under this Section 4 to the extent permitted by law. This right of set-off is in addition to any other remedies the Company may have against the Participant for the Participant’s Wrongful Conduct. The Participant’s obligations under this Section 4 shall be cumulative of any similar obligations the Participant has under the Plan, this Agreement, any Company policy, standard or code (including, without limitation, the Company’s Code of Ethics or any successor code of ethics or conduct), or any other agreement with the Company or any Subsidiary.

5.	Issuance of Shares.

(a)    Notwithstanding any other provision of this Agreement, the Participant may not sell or transfer the shares of Common Stock acquired upon settlement of the Restricted Stock Units except in compliance with all applicable laws and regulations.

(b)    The shares of Common Stock issued in settlement of the Restricted Stock Units shall be registered in the Participant’s name, or, if applicable, in the names of the Participant’s beneficiary, heirs or estate. Such shares shall be issued in uncertificated, book entry form.

The book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require.

(c)    To the extent permitted by Section 409A of the Code, the grant of the Restricted Stock Units and issuance of shares of Common Stock upon settlement of the Restricted Stock Units shall be subject to and in compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Restricted Stock Units shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. To the extent permitted by Section 409A of the Code, as a condition to the settlement of the Restricted Stock Units, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

(d)    The Company shall not be required to issue fractional shares of Common Stock upon settlement of the Restricted Stock Units.

(e)    To the extent permitted by Section 409A of the Code, the Company may postpone the issuance and delivery of any shares of Common Stock provided for under this Agreement for so long as the Company determines to be necessary or advisable to satisfy the following: (1) the completion or amendment of any registration of such shares or satisfaction of any exemption from registration under any securities law, rule, or regulation; (2) compliance with any requests for representations; and (3) receipt of proof satisfactory to the Company that a person seeking such shares on the Participant’s behalf upon the Participant’s Disability (if necessary), or upon the Participant’s estate’s behalf after the death of the Participant, is appropriately authorized.

6.	Participant’s Rights with Respect to the Restricted Stock Units.

(a)    Restrictions on Transferability. The Restricted Stock Units granted hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than with the consent of the Company or by will or by the laws of descent and distribution to a beneficiary designated in accordance with procedures established by the Company or to the estate of the Participant upon the Participant’s death; provided that any permitted transferee shall acknowledge and agree in writing, in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if such beneficiary or the estate were the Participant. Any attempt by the Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Restricted Stock Units or any interest therein or any rights relating thereto without complying with the provisions of the Plan and this Agreement, including this Section 6(a), shall be void and of no effect. The Company shall not be required to recognize on its books any action taken in contravention of these restrictions.

(b)    No Rights as Stockholder. The Participant shall not have any rights as a stockholder of the Company with respect to any shares of Common Stock corresponding to the Restricted Stock Units granted hereby unless and until shares of Common Stock are issued to the Participant in respect thereof.

7.	Miscellaneous.

(a)    Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(b)    Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior written consent of the other party, for the avoidance of doubt, in the case of the Company, subject to Section 4.4 and Article IX of the Plan.

(c)    No Right to Continued Employment. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries (regardless of whether such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan).

(d)    Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company or the Participant, as the case may be, at the following addresses or to such other address as the Company or the Participant, as the case may be, shall specify by notice to the other (provided, however, that such notices and communications may, in the alternative, be sent to the Company by electronic mail to the address listed below):
If to the Company, to it at:
Herc Holdings Inc.
27500 Riverview Center Blvd.
Bonita Springs, Florida 34134
Attention: Chief Legal Officer
Email: [ ]@hercrentals.com

If to the Participant, to the Participant at his or her most recent address as shown on the books and records of the Company or Subsidiary employing the Participant.

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.

(e)    Amendment. This Agreement may be amended in writing from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a material adverse effect on the Restricted Stock Units as determined in the discretion of the Committee, except as provided in the Plan, or with the consent of the Participant.

(f)    Interpretation. The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Committee under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.

(g)	Tax Withholding; Section 409A.

(i)    The Company shall have the right and power to deduct from all amounts paid to the Participant in cash or shares (whether under the Plan or otherwise) or to require the Participant to remit to the Company promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy federal, state or local or foreign taxes or other obligations required by law to be withheld with respect to the Restricted Stock Units. No shares of Common Stock shall be issued unless and until arrangements satisfactory to the Committee shall have been made to satisfy the statutory withholding tax obligations applicable with respect to such Restricted Stock Units. To the extent permitted by Section 409A of the Code, the Company may defer payments of cash or issuance or delivery of Common Stock until such requirements are satisfied. Without limiting the generality of the foregoing, the Participant may elect to tender shares of Common Stock (including shares of Common Stock issuable in respect of the Restricted Stock Units) to satisfy, in whole or in part, the amount required to be withheld.

(ii)    It is intended that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A and any similar state or local law. Notwithstanding any other provision in this Agreement, if the Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of Participant’s separation from service, then to the extent any amount payable to the Participant (A) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (B) is payable upon the Participant’s separation from service and (C) under the terms of this Agreement would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (x) the first business day following the six-month anniversary of the separation from service and (y) the date of the Participant’s death.

(h)    Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(i)    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the Restricted Stock Units evidenced hereby, the Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the Award does not create any contractual or other right to receive future grants of Awards; (iii) that participation in the Plan is voluntary; (iv) that the value of the Restricted Stock Units is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (v) that the future value of the Common Stock is unknown and cannot be predicted with certainty.

(j)    Employee Data Privacy. The Participant authorizes any Affiliate of the Company that employs the Participant or that otherwise has or lawfully obtains personal data relating to the Participant to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent appropriate in connection with this Agreement or the administration of the Plan.

(k)    Consent to Electronic Delivery. By entering into this Agreement and accepting the Restricted Stock Units evidenced hereby, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Restricted Stock Units via Company web site or other electronic delivery.

(l)    Claw Back or Compensation Recovery Policy. Without limiting any other provision of this Agreement or the Plan, the Restricted Stock Units shall be subject to the Company’s Amended and Restated Compensation Recovery Policy (as amended from time to time, and including any successor or replacement policy or standard).

(m)    Company Rights. The existence of the Restricted Stock Units does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its Affiliates, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(n)    Severability. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties’ intent that any court order striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

(o)    Further Assurances. The Participant agrees to use his or her reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for the Participant’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

(p)    Headings and Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(q)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.